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                                                                    EXHIBIT 20.1

PRESS CONTACT:                                       INVESTOR RELATIONS CONTACT:
Tom Galvin                                           Roberta De Tata
Cisco Systems, Inc.                                  Cisco Systems, Inc.
(408) 525-8530                                       (408) 527-6388
tgalvin@cisco.com                                    rdetata@cisco.com

INDUSTRY ANALYST RELATIONS CONTACT:

Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com

                CISCO SYSTEMS COMPLETES ACQUISITION OF IP MOBILE

     SAN JOSE, Calif., Sept. 4, 2000 -- Cisco Systems, Inc., today announced it has completed the acquisition of IP Mobile of Richardson, Texas.

     On August 1, 2000, Cisco announced a definitive agreement to acquire IP Mobile, a leading provider of software systems that enable service providers to build the next generation IP-based wireless infrastructure known as third generation or '3G' networks. This acquisition is being accounted for using purchase accounting.

ABOUT CISCO SYSTEMS

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.


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